EXHIBIT 99.1
FOR RELEASE: February 23, 2011
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Gretchen Toner
Manager, Strategic Communications
610.645.1175
gmtoner@aquaamerica.com
AQUA AMERICA REPORTS FOURTH-QUARTER AND YEAR-END EARNINGS
Posts 11th straight year of net income growth — up 19 percent for 2010
BRYN MAWR, PA, February 23, 2011 — Aqua America, Inc. (NYSE: WTR) today reported results for the quarter and year ending December 31, 2010. Net income for the full year 2010 rose 18.8 percent to $124.0 million from $104.4 million in 2009. Operating revenues for 2010 totaled $726.1 million, an increase of 8.3 percent from revenues of $670.5 million in 2009. Diluted earnings per share for the year were $0.90 compared to $0.77 for 2009 on 0.9 percent more shares outstanding.
Revenues for the fourth quarter were $179.3 million compared to $167.9 million in the same period of 2009. Net income for the quarter rose to $28.9 million from $26.7 million in the same quarter of 2009, and diluted earnings per share were $0.21, compared to $0.20 for 2009.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “2010 was one of the most successful financial years of my 19 years with the company. We invested a record amount of capital to improve our systems’ infrastructure and completed 23 acquisitions to help grow our customer base by 1 percent in spite of the slow economy.” A return to normal weather patterns coupled with the timely recovery of capital investments through rate cases, and management’s ability to execute its growth strategy while controlling costs, enabled the company to post significant increases in both net income and revenues.
The December 1, 2010 dividend was increased 6.9 percent to $0.155 per share. This was the 20th increase in the last 19 years. The Board of Directors recently declared a quarterly cash dividend payment of $0.155 per share payable on March 1, 2011, to all shareholders of record on February 17, 2011. Aqua has paid a consecutive quarterly dividend for 65 years.
During 2010, the company received rate awards in Pennsylvania, New Jersey, New York, North Carolina, Missouri, Ohio, Indiana, Florida, Maine and Virginia and infrastructure surcharges or other pass-through charges in various states estimated to increase annualized revenues by $53.9 million. So far in 2011, Aqua America subsidiaries have already received rate awards estimated to increase annualized revenues by $6.8 million. Other state subsidiaries currently have $26.6 million of rate cases pending before state regulatory bodies. “We are also expecting to seek rate relief later this year in our largest state subsidiaries, which is expected to positively impact 2011 and 2012 results,” said DeBenedictis. “These rate filings are needed to recover capital (infrastructure) investments and increased operating expenses since previous rate filings. The timing and extent to which these rate requests might be granted by the applicable regulatory agencies will vary by state.”

Aqua held operations and maintenance expenses to a 3.7 percent increase during 2010 compared to the same period in 2009. DeBenedictis added, “Management remains focused on continuing to limit expense growth. Aqua’s operations and maintenance expense-to-revenue ratio was lowered to 38.6 percent for 2010 comparing favorably to 40.3 percent for 2009. This was made possible by management’s execution of our strategic plan, including the successful implementation of the company’s information systems (IS) upgrades in recent years.”
The company invested a record $327 million in infrastructure improvements as part of its capital investment program. “Capital expenditures in 2010 focused on improvements to our distribution network (primarily pipe replacements) and upgrading our major water and wastewater plants to state-of-the-art status. Our rebuilding program not only provides enhanced water quality and service reliability to our customers for decades to come, but also generates immediate economic and job growth in the areas in which we operate,” DeBenedictis said. “Our capital investment program will continue at similar levels in 2011, as the company plans to again invest more than $300 million for utility system improvements. Aqua’s capital investment program has been prioritized to address all major environmental compliance issues, which now make up less than 10 percent of the overall capital budget.”
In 2010, the company worked diligently to access the capital markets at favorable interest rates, borrowing $70 million at 4.98 percent interest in June through a private placement, and issuing $141 million of 30-year weighted average life tax-exempt bonds at a yield of 4.75 percent at its largest subsidiary, Aqua Pennsylvania. In 2010, S&P reiterated its A+ corporate credit rating for Aqua Pennsylvania. Aqua was also able to renew various lines of credit at more favorable rates than before. At year-end 2010, the company had reduced its embedded cost of fixed-rate long-term debt to 5.36 percent.
“I am pleased our 2010 financing plan enabled the company to limit its interest expense growth. The ability to access low-cost financing to fund infrastructure improvements is a reflection of the company’s financial strength,” DeBenedictis said. In 2011, Aqua hopes recently passed federal tax policies and growing internal cash will enable the company to conduct its utility capital investment program without any equity offering or borrowing not already committed, while lowering its embedded cost of fixed-rate long-term debt for the 12th consecutive year.
Aqua continued to expand its operations, completing 23 acquisitions of water or wastewater systems in 2010. The company’s industry-leading growth-through-acquisition strategy in 2010 was concentrated in its faster-growing states such as Texas, where it completed 10 acquisitions during 2010. In December 2010, Aqua America announced that, in a unique transaction, it agreed to purchase American Water Works Company, Inc.’s regulated Texas operations and to simultaneously sell its regulated Missouri operations to American Water. Aqua’s sale will conclude its regulated operations in that state. In a separate transaction, Aqua also announced that it entered into an agreement to sell a small wastewater system in South Carolina — a transaction it closed on December 31, 2010, terminating operations in South Carolina. Overall customer growth for Aqua America in 2010 was approximately 1 percent. Organic growth remains well below historical norms at 0.4 percent due to the housing slowdown.
“In 2011, Aqua celebrates the 125th anniversary of our operations and our 40th anniversary on the New York Stock Exchange. Going forward, we look to continue to implement our long-term strategy, which has provided the basis for our earnings growth,” DeBenedictis said.

Aqua’s conference call with financial analysts will take place on Thursday, February 24, 2011 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties can listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 24, 2011 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 6054803). For international callers, dial 719.457.0820 (pass code 6054803).
Aqua America, Inc. is a U.S.-based publicly traded water and wastewater utility holding company that serves approximately 3 million people in Pennsylvania, New York, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the timing and impact of pending and planned rate cases and the amount of such increases, the amount of future capital investments by the company, and the company’s expectation to lower its cost of debt in 2011. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarter and year ended December 31, 2010 and 2009 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.
Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating revenues	$179,314	$167,893	$726,072	$670,539

Net income attributable to common shareholders	$28,858	$26,659	$123,975	$104,353

Basic net income per common share	$0.21	$0.20	$0.91	$0.77
Diluted net income per common share	$0.21	$0.20	$0.90	$0.77

Basic average common shares outstanding	137,386	136,240	136,948	135,816
Diluted average common shares outstanding	137,904	136,510	137,296	136,129

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating revenues	$179,314	$167,893	$726,072	$670,539

Cost & expenses:
Operations and maintenance	70,083	66,034	279,962	270,060
Depreciation	27,628	26,206	108,061	103,001
Amortization	2,891	3,090	13,006	11,938
Taxes other than income taxes	12,982	12,189	52,967	48,081

Total	113,584	107,519	453,996	433,080

Operating income	65,730	60,374	272,076	237,459

Other expense (income):
Interest expense, net	19,568	17,914	75,652	68,607
Allowance for funds used during construction	(983)	(931)	(5,062)	(2,871)
Gain on sale of other assets	(253)	(97)	(2,583)	(472)

Income before income taxes	47,398	43,488	204,069	172,195
Provision for income taxes	18,540	16,829	80,094	67,842

Net income attributable to common shareholders	$28,858	$26,659	$123,975	$104,353

Net income attributable to common shareholders	$28,858	$26,659	$123,975	$104,353
Other comprehensive income, net of tax:
Unrealized holding gains on investments	414	162	1,588	289
Reclassification adjustment for (gains) losses reported in net income	(39)	—	(1,369)	5

Comprehensive income	$29,233	$26,821	$124,194	$104,647

Net income per common share:
Basic	$0.21	$0.20	$0.91	$0.77
Diluted	$0.21	$0.20	$0.90	$0.77

Average common shares outstanding:
Basic	137,386	136,240	136,948	135,816

Diluted	137,904	136,510	137,296	136,129

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	December 31,	December 31,
	2010	2009

Net property, plant and equipment	$3,469,258	$3,214,559
Current assets	145,419	121,571
Regulatory assets and other assets	457,789	413,732

	$4,072,466	$3,749,862

Total equity	$1,174,826	$1,109,464
Long-term debt, excluding current portion	1,531,976	1,386,557
Current portion of long-term debt and loans payable	118,081	87,064
Other current liabilities	105,634	113,943
Deferred credits and other liabilities	1,141,949	1,052,834

	$4,072,466	$3,749,862